Exhibit 99.1

Hugoton Royalty Trust Announces Ruling in Arbitration Proceeding

DALLAS, April 23, 2014 /PRNewswire/ — U.S. Trust, Bank of America Private Wealth Management, a division of Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today announced receipt of the final arbitration ruling in the Trust’s arbitration proceeding against XTO Energy, Inc.

As previously reported, the arbitration involved the Trustee’s disagreement with XTO Energy that all or any portion of the $37 million settlement reached by XTO Energy on the Fankhouser v. XTO Energy, Inc. litigation should be deducted from Trust revenues. XTO Energy had notified the trustee that it charged the Trust $28.5 million of the settlement, $4,386,396 of which was deducted from Trust proceeds in September and October 2012.

On April 21, 2014, the three member panel of arbitrators delivered its unanimous ruling as follows: (i) awarding declaratory relief to the Trustee that the Fankhouser settlement, in whole or in part, is not a production cost under the conveyances governing the Trust’s net profits interest, and therefore not chargeable to the Trust (ii) awarding permanent injunctive relief to the Trustee barring XTO Energy from treating the Fankhouser settlement, in whole or in part, as a production cost under the conveyances governing the Trust’s net profits interest, or otherwise modifying or reducing the Trust’s payments, now or in the future, based on the Fankhouser settlement, (iii) awarding the Trustee $6,110,961.71 from XTO Energy, comprised of: (a) $4,386,396 representing amounts withheld from the September and October 2012 Trust distributions; (b)$371,931.72 representing interest to December 18, 2013; (c) $1,167,563 of Trustee attorneys’ fees; (d) $185,070.99 of Trustee arbitration expenses; (iv) awarding the Trustee interest on the $4,386,396 from December 18, 2013 until paid at $871.27 per day , and (v) ordering XTO Energy to reimburse the Trustee $117,984.13 for administrative fees and expenses of the American Arbitration Association and compensation and expenses of the arbitrators incurred by the Trustee.

XTO Energy has advised the Trustee that it currently expects that the $4,386,396 portion of the required reimbursement will be made to the unitholders with the May 2014 distribution, and that the date of the remaining reimbursement has yet to be determined.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013.

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Contact: Nancy G. Willis

Vice President

U.S. Trust, Bank of America Private Wealth Management,

Trustee

(Toll Free)

877-228-5083